EXHIBIT 4.59
PROMISSORY NOTE

$375,000	August 7, 2006
     FOR VALUE RECEIVED, the undersigned, Network Installation Corp. (the “Maker”), promises to pay to the order of Preston Capital Partners (the “Holder”), c/o John P. Wykoff, or at such other place as the Holder hereof may from time to time designate in writing, the principal amount of $375,000, together with interest thereon from the date hereof at the rate of seven percent (7%) per annum. Maker shall make payments in accordance with the amortization schedule attached as Exhibit A.
     This note may be prepaid in whole or in part at any time without premium or penalty. Partial prepayments shall be applied in the manner designated by Maker at the time such payment is made or, in the absence of such designation, in the discretion of the Holder.
     This Note is given pursuant to and is subject to the terms and provisions of that certain Loan Restructure Agreement of even date herewith.
     Any amount not paid when due hereunder shall bear interest at a rate equal to the lesser of (i) 10% per annum, or (ii) the maximum amount that may be collected under law, until paid. During the existence of any default hereunder, the Holder of this note may apply payments received on any amount due hereunder, or any other instrument now or hereafter evidencing or securing the indebtedness evidenced hereby, as the Holder, in their sole discretion, may determine.
          The entire principal indebtedness evidenced by the Note and all accrued interest thereon shall become and be immediately due and payable, at the option of the Holder hereof, upon the occurrence of any of the following events of default: (i) the Maker’s failure to timely make payment of any amount due hereunder or under the Loan Restructure Agreement that is not cured within 10 business days after notice in writing to the Company, or (ii) the Maker’s failure to comply with any other provisions or conditions of the Note, the Loan Restructure Agreement, or any other instrument, including, the surviving provisions of the Loan Documents referred to in the Loan Restructure Agreement, now or hereafter evidencing or securing the indebtedness evidenced hereby as modified by the Loan Restructure Agreement that is not cured within the later of (a) 10 business days or (b) the cure period prescribed in the instrument pursuant to which the default occurred, after notice in writing of any such default.
     The failure of the Holder hereof to exercise any of the remedies or options set forth in this note, the Loan Restructure Agreement, or in any instrument now or hereafter evidencing or securing the indebtedness evidenced hereby (as modified by the Loan Restructure Agreement) upon the occurrence of one or more events of default shall not constitute a waiver of the right to exercise any such remedy or option or any other remedy or option at any subsequent time in respect to the same or any other event of default. The acceptance by the Holder hereof of any payment which is less than the total amount due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing remedies or options at that time or at any subsequent time or nullify any prior exercise of any such remedy or option.

     As often as this note is placed in the hands of an attorney for collection or to defend or enforce any of the Holder’s rights hereunder, the Maker will pay to the Holder hereof its reasonable attorneys’ fees, together with all court costs and other expenses incurred in connection therewith.
     The Maker, endorsers, sureties, guarantors, and all other persons who are or may become liable for all or any part of the indebtedness evidenced hereby waive presentment, protest, and notice of dishonor.
     Notwithstanding any provisions herein or in the Loan Restructure Agreement to the contrary, the total liability for payments in the nature of interest shall not exceed the limits imposed by laws of the State of Nevada relating to maximum charges of interest, and Holder shall not be entitled to receive, collect, or apply, as interest on the indebtedness evidenced hereby, any amount in excess of the maximum legal rate of interest permitted to be charged by applicable law. If the Holder ever receives, collects, or applies, as interest, any such excess, the amount that would be excessive interest shall be applied to reduce the unpaid principal balance of the indebtedness evidenced hereby, and if the unpaid principal balance of such indebtedness is paid in full, any remaining excess shall be immediately paid to the Maker.
          IN WITNESS WHEREOF, the Maker has executed this note the day and year first written above.

Network Installation Corp.

/s/ Jeffrey R. Hultman
By:

EXHIBIT A to Promissory Note
Network Installation Corporation
Note Payable — Preston
As of August 3, 2006

				Interest
				Rate		Principal
Date/Payment Number	Payment		7.00%		Balance
						375,000.00
August 3, 2006 - 1		2,000.00		2,187.50		375,187.50
September 1, 2006 -2		2,000.00		2,188.59		375,376.09
October 1, 2006 - 3		2,000.00		2,189.69		375,565.79
November 1, 2006 - 4		2,000.00		2,190.80		375,756.59
December 1, 2006 - 5		2,000.00		2,191.91		375,948.50
January 1, 2007 - 6		2,000.00		2,193.03		376,141.53
February 1, 2007 - 7		2,000.00		2,194.16		376,335.69
March 1, 2007 - 8		2,000.00		2,195.29		376,530.98
April 1, 2007 - 9		2,000.00		2,196.43		376,727.42
May 1, 2007 - 10		2,000.00		2,197.58		376,924.99
June 1, 2007 - 11		2,000.00		2,198.73		377,123.72
July 1, 2007- 12		2,000.00		2,199.89		377,323.61
August 1, 2007 - 13		2,000.00		2,201.05		377,524.66
September 1, 2007 - 14		2,000.00		2,202.23		377,726.89
October 1, 2007 - 15		2,000.00		2,203.41		377,930.30
November 1, 2007 - 16		2,000.00		2,204.59		378,134.89
December 1, 2007 - 17		2,000.00		2,205.79		378,340.68
January 1, 2008 - 18		2,000.00		2,206.99		378,547.67
February 1, 2008 -19		8,000.00		2,208.19		372,755.86
March 1, 2008 -20		8,000.00		2,174.41		366,930.27
April 1, 2008 -21		8,000.00		2,140.43		361,070.70
May 1, 2008 - 22		8,000.00		2,106.25		355,176.94
June 1, 2008 - 23		8,000.00		2,071.87		349,248.81
July 1, 2008- 24		8,000.00		2,037.28		343,286.09
August 1, 2008 - 25		8,000.00		2,002.50		337,288.59
September 1, 2008 - 26		8,000.00		1,967.52		331,256.11
October 1, 2008 - 27		8,000.00		1,932.33		325,188.44
November 1, 2008 - 28		8,000.00		1,896.93		319,085.37
December 1, 2008 - 29		8,000.00		1,861.33		312,946.70
January 1, 2009 - 30		8,000.00		1,825.52		306,772.22
February 1, 2009 - 31		8,000.00		1,789.50		300,561.73
March 1, 2009 - 32		8,000.00		1,753.28		294,315.01
April 1, 2009 - 33		8,000.00		1,716.84		288,031.84
May 1, 2009 - 34		8,000.00		1,680.19		281,712.03
June 1, 2009 - 35		8,000.00		1,643.32		275,355.35
July 1, 2009 - 36		8,000.00		1,606.24		268,961.59
August 1, 2009 - 37		8,000.00		1,568.94		262,530.53
September 1, 2009 - 38		8,000.00		1,531.43		256,061.96
October 1, 2009 - 39		8,000.00		1,493.69		249,555.65

		Interest
		Rate	Principal
Date/Payment Number	Payment	7.00%	Balance
November 1, 2009 - 40	8,000.00	1,455.74	243,011.40
December 1, 2009 - 41	8,000.00	1,417.57	236,428.96
January 1, 2010 - 42	8,000.00	1,379.17	229,808.13
February 1, 2010 - 43	8,000.00	1,340.55	223,148.68
March 1, 2010 - 44	8,000.00	1,301.70	216,450.38
April 1, 2010 - 45	8,000.00	1,262.63	209,713.01
May 1, 2010 - 46	8,000.00	1,223.33	202,936.33
June 1, 2010 - 47	8,000.00	1,183.80	196,120.13
July 1, 2010 - 48	8,000.00	1,144.03	189,264.16
August 1, 2010 - 49	8,000.00	1,104.04	182,368.20
September 1, 2010 - 50	8,000.00	1,063.81	175,432.02
October 1, 2010 - 51	8,000.00	1,023.35	168,455.37
November 1, 2010 - 52	8,000.00	982.66	161,438.03
December 1, 2010 - 53	8,000.00	941.72	154,379.75
January 1, 2011 - 54	8,000.00	900.55	147,280.30
February 1, 2011 - 55	8,000.00	859.14	140,139.43
March 1, 2011 - 56	8,000.00	817.48	132,956.91
April 1, 2011 - 57	8,000.00	775.58	125,732.49
May 1, 2011 - 58	8,000.00	733.44	118,465.93
June 1, 2011 - 59	8,000.00	691.05	111,156.99
July 1, 2011 - 60	111,805.41	648.42	(0.01)

	475,805.41	100,805.40

Total Payments Made in 2006	10,000.00
Total Payments Made in 2007	24,000.00
Total Payments Made in 2008	90,000.00
Total Payments Made in 2009	96,000.00
Total Payments Made in 2010	96,000.00
Total Payments Made in 2011	159,805.41

Total	475,805.41